Exhibit 99.1

For Immediate Release:	Contact:

Media Inquiries: Karen Cutler (215) 238-4063 Cutler-Karen@aramark.com

Investor Inquiries: Kate Pearlman (215) 409-7287 Pearlman-Kate@aramark.com

Aramark Announces Offering of Senior Notes

Philadelphia, PA, January 10, 2018 – Aramark (NYSE: ARMK) announced today that its indirect wholly owned subsidiary, Aramark Services, Inc. (the “Issuer”), intends to privately offer $1,150.0 million aggregate principal amount of senior unsecured notes due 2028 (the “Notes”). The Issuer intends to use the net proceeds from the offering of the Notes, together with cash on hand, to pay the purchase price for the acquisition of AmeriPride Services Inc., repay borrowings under its revolving credit facility and to pay related fees and expenses.

The offering of the Notes is being made in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), to investors who are reasonably believed to be qualified institutional buyers in accordance with Rule 144A under the Securities Act or to investors outside the United States in accordance with Regulation S under the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes. The Notes have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

About Aramark

Aramark (NYSE: ARMK) proudly serves Fortune 500 companies, world champion sports teams, state-of-the-art healthcare providers, the world’s leading educational institutions, iconic destinations and cultural attractions, and numerous municipalities in 19 countries around the world. Our 270,000 team members deliver experiences that enrich and nourish millions of lives every day through innovative services in food, facilities management and uniforms. We operate our business with social responsibility, focusing on initiatives that support our diverse workforce, advance consumer health and wellness, protect our environment, and strengthen our communities. Aramark is recognized as one of the World’s Most Admired Companies by FORTUNE as well as an employer of choice by the Human Rights Campaign and DiversityInc. Learn more at www.aramark.com or connect with us on Facebook and Twitter.

Cautionary Statements Regarding Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are based on management’s expectations, estimates, projections, and assumptions. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. Additional information regarding these factors is contained in the “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and other sections of Aramark’s Annual Report on Form 10-K, filed with the SEC on November 22, 2017, as such factors may be updated from time to time in its other periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov and which may be obtained by contacting Aramark’s investor relations department via its website www.aramark.com.